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As filed with the Securities and Exchange Commission on September 27, 2013

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Halcón Resources Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-0700684 (I.R.S. Employer Identification Number)

1000 Louisiana, Suite 6700
Houston, Texas 77002
(832) 538-0300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David S. Elkouri
Executive Vice President and General Counsel
Halcón Resources Corporation
1000 Louisiana St., Suite 6700
Houston, Texas 77002
(832) 538-0300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
William T. Heller IV
Harry R. Beaudry
Mayer Brown LLP
700 Louisiana St., Suite 3400
Houston, Texas 77002
(713) 238-3000

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

          If this form is a post-effective amendment to a registration to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

          Indicate to check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class securities to be registered	Amount to Be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, par value $0.0001	158,000,022	$4.71	$744,180,104	$101,510

(1)
Estimated solely for purposes of calculating the registration fee, based on the average of the high and low prices for our common stock as quoted on the New York Stock Exchange on September 25, 2013, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

PROSPECTUS

HALCÓN RESOURCES CORPORATION

158,000,022 Shares

Common Stock

        This prospectus relates to the offer and sale from time to time of up to an aggregate of 158,000,022 shares of our common stock for the account of the selling stockholders named in this prospectus. The shares of common stock described in this prospectus may be sold from time to time pursuant to this prospectus by the selling stockholders in ordinary brokerage transactions, in transactions in which brokers solicit purchases, in negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices or prices subject to change, or at negotiated prices. See "Selling Stockholders" and "Plan of Distribution." We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus.

        We are not selling any shares of our common stock, and we will not receive any of the proceeds from the sale of shares by the selling stockholders. The selling stockholders will pay all brokerage fees and commissions and similar sale-related expenses. We are only paying expenses relating to the registration of the shares with the U.S. Securities and Exchange Commission.

        Our common stock is listed on the New York Stock Exchange under the symbol "HK." On September 25, 2013 the last reported sales price for our common stock was $4.68 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 2 of this prospectus and in the documents incorporated by reference in this prospectus.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 27, 2013

 ABOUT THIS PROSPECTUS

        This prospectus is part of an "automatic shelf" registration statement that we filed with the U.S. Securities and Exchange Commission ("SEC") as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus provides you with a general description of our common stock. The selling stockholders are required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholders and the terms upon which the securities are being offered. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation by Reference" below.

        You should rely only on the information included or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling stockholders have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell in any jurisdiction in which the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of the applicable documents in which such information appears.

        Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to "Halcón" and to the "Company," "we," "us" or "our" are to Halcón Resources Corporation and its consolidated subsidiaries.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The information in this prospectus, including information in documents incorporated by reference, contains "forward-looking statements" within the meaning of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, included in or incorporated by reference into this prospectus concerning planned capital expenditures, potential increases in oil and natural gas production, the number and location of wells to be drilled in the future, future cash flows and borrowings, pursuit of acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations and other activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements may be, but are not always, identified by their use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "objective," "believe," "predict," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could" and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements. You should consider carefully the risks described under the "Risk Factors" section of this prospectus, as well as the risks described in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and the other disclosures contained or incorporated by reference herein and therein, which describe factors that could cause our actual results to differ from those anticipated in the forward-looking statements, including, but not limited to, the following factors:

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  our ability to successfully integrate acquired oil and natural gas businesses and operations;

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  the possibility that acquisitions may involve unexpected costs or delays, will not achieve intended benefits and will divert management's time and energy, which could have an adverse effect on our financial position, results of operations, or cash flows;

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  we have substantial indebtedness and may incur more debt; higher levels of indebtedness make us more vulnerable to economic downturns and adverse developments in our business;

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  our ability to successfully develop our large inventory of undeveloped acreage in our resource plays;

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  access to and availability of water and other treatment materials to carry out planned fracture stimulations in our resource plays;

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  access to adequate gathering systems and transportation take-away capacity to move our production to market and marketing outlets to sell our production at market prices, which is necessary to fully execute our capital program;

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  our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop our undeveloped acreage positions;

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  volatility in commodity prices for oil and natural gas;

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  our ability to replace oil and natural gas reserves;

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  the presence or recoverability of estimated oil and natural gas reserves and actual future production rates and associated costs;

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  the potential for production decline rates for our wells to be greater than we expect;

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  our ability to retain key members of senior management and key technical employees;

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  competition, including competition for acreage in resource play holdings;

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  environmental risks;

ii

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  drilling and operating risks;

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  exploration and development risks;

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  the possibility that the industry may be subject to future regulatory or legislative actions (including any additional taxes and changes in environmental regulation);

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  general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access financial markets;

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  the cost and availability of goods and services, such as drilling rigs, fracture stimulation services and tubulars;

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  social unrest, political instability or armed conflict in major oil and natural gas producing regions outside the United States, such as the Middle East, and acts of terrorism or sabotage;

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  other economic, competitive, governmental, regulatory, legislative, including federal, state and tribal regulations and laws, geopolitical and technological factors that may negatively impact our business, operations or pricing;

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  the insurance coverage maintained by us may not adequately cover all losses that may be sustained in connection with all oil and natural gas activities;

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  title to the properties in which we have an interest may be impaired by title defects;

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  management's ability to execute our plans to meet our goals; and

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  our dependency on the skill, ability and decisions of third party operators of the oil and natural gas properties in which we have a non-operated working interest.

        All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus and the documents incorporated by reference. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

iii

THE COMPANY

        This summary highlights some of the information contained elsewhere in this prospectus and the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in our common stock. You should read this entire document and the information incorporated by reference herein before making an investment decision. You should carefully consider the information set forth under "Risk Factors" below, as well as those risks described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as the financial information incorporated by reference in this prospectus and the other documents to which we have referred you. In addition, certain statements include forward-looking information that involve risks and uncertainties. See "Cautionary Statement Regarding Forward-Looking Statements."

        Halcón Resources Corporation is an independent energy company focused on the acquisition, production, exploration and development of onshore oil and liquids-rich natural gas assets in the United States. Historically, our producing properties have been located in basins with long histories of oil and natural gas operations. During 2012 we focused our efforts on the acquisition of undeveloped leasehold and producing properties in selected prospect areas and now have an extensive drilling inventory in multiple basins that we believe allows for multiple years of profitable production growth and provides us with broad flexibility to direct our capital resources to projects with the greatest potential returns.

        Our oil and natural gas assets consist of a combination of undeveloped acreage positions in unconventional liquids-rich basins/fields and mature liquids-weighted reserves and production in more conventional basins/fields. We have mature oil and natural gas reserves located primarily in Texas, North Dakota, Louisiana, Oklahoma and Montana. We have acquired acreage and may acquire additional acreage in the Bakken/Three Forks formations in North Dakota and Montana, the Eagle Ford formation in East Texas, the Utica/Point Pleasant formations in Ohio and Pennsylvania, the Woodbine formation in East Texas, the Tuscaloosa Marine Shale formation in Louisiana and the Wilcox formation in Texas and Louisiana, as well as several other areas.

        At December 31, 2012, our estimated total proved oil and natural gas reserves, as prepared by our independent reserve engineering firm, Netherland, Sewell & Associates, Inc., or "Netherland, Sewell," were approximately 108.8 million barrels of oil equivalent (MMBoe), consisting of 87.4 million barrels (MMBbls) of oil, 5.4 MMBbls of natural gas liquids, and 96.1 billion cubic feet (Bcf) of natural gas. Approximately 47% of our estimated proved reserves were classified as proved developed. We maintain operational control of approximately 93% of our estimated proved reserves. Our total operating revenues for 2012 were approximately $247.9 million and full year 2012 production averaged 9,404 barrels of oil equivalent per day (Boe/d). In 2012, we participated in the drilling of 192 gross (88.2 net) wells of which 189 gross (85.3 net) wells were completed and capable of production, and 3 gross (2.9 net) wells were dry holes. We also drilled and completed 6 gross (5.0 net) salt water disposal wells.

Our Business and Recent Developments

        For a more detailed description of our business and properties, and of significant recent developments affecting us, please see our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC and incorporated herein by reference.

Corporate Information

        Halcón is a Delaware corporation incorporated in February 2004 and formerly known as "RAM Energy Resources, Inc." Halcón's principal offices are located at 1000 Louisiana St., Suite 6700, Houston, Texas 77002, telephone number (832) 538-0300, and its website can be found at www.halconresources.com. Unless specifically incorporated by reference in this prospectus, information that you may find on Halcón's website is not part of this prospectus.

RISK FACTORS

        Investment in our common stock involves certain risks. You should carefully consider the risk factors described below, together with the other information included or incorporated by reference in this prospectus, including the risk factors included in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q on file with the SEC, each of which is incorporated by reference in this prospectus, before you decide to purchase any of our common stock. The risks described below and incorporated by reference in this prospectus are the material risks of which we are currently aware; however, they may not be the only risks that we may face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment.

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

        The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include:

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  actual or anticipated fluctuations in our quarterly results of operations;

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  liquidity;

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  sales of common stock by our stockholders;

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  changes in oil and natural gas prices;

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  changes in our cash flow from operations or earnings estimates;

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  publication of research reports about us or the oil and natural gas exploration and production industry generally;

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  increases in market interest rates which may increase our cost of capital;

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  changes in applicable laws or regulations, court rulings, and enforcement and legal actions;

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  changes in market valuations of similar companies;

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  adverse market reaction to any indebtedness we incur in the future;

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  additions or departures of key management and technical personnel;

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  actions by our stockholders;

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  commencement of, or involvement in, litigation;

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  adverse environmental incidents, such as uncontrollable flows of natural gas, oil, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination;

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  news reports relating to trends, concerns, technological or competitive developments, regulatory changes, and other related issues in our industry;

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  speculation in the press or investment community regarding our business or the oil and natural gas exploration and production industry generally;

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  general market and economic conditions; and

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  domestic and international economic, legal and regulatory factors unrelated to our performance.

        In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic, and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares of our common stock at or above the price you paid for them, or at all. Any volatility or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using common stock. Further, if we were to be the object of securities class action litigation as a result of volatility in the price of our common stock or for other reasons, it could result in substantial costs and diversion of our management's attention and resources, which could negatively affect our financial results.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock, or the perception that these sales may occur, could adversely affect the trading price of our common stock and our ability to raise funds in stock offerings.

        Sales by us or our stockholders of a substantial number of shares of our common stock in the public markets, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. We are currently authorized to issue 670.0 million shares of common stock and 1.0 million shares of preferred stock with such designations, rights, preferences, privileges and restrictions as determined by our board of directors. As of September 16, 2013, we had outstanding approximately 414.6 million shares of common stock and 345,000 shares of 5.75% Series A Convertible Perpetual Preferred Stock, or the "5.75% Preferred Stock," which are currently convertible into up to approximately 56.0 million shares of our common stock, subject to upward adjustment under certain circumstances. We may also elect to pay quarterly dividends on shares of 5.75% Preferred Stock with newly issued shares of our common stock. Additionally, we previously issued warrants exercisable for approximately 36.7 million shares of common stock and a convertible note that is convertible into approximately 64.4 million shares of common stock. We have also reserved an additional 25.5 million shares for future issuance to our directors, officers and employees as restricted stock or stock option awards pursuant to our Amended and Restated 2012 Long-Term Incentive Plan. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock.

        We may issue common stock or other equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and growth plans, to adjust our ratio of debt-to-equity, to satisfy our obligations upon the exercise of warrants and options or the conversion of convertible securities, or for other reasons. We cannot predict the effect, if any, that future sales or issuances of shares of our common stock or other equity securities, or the availability of shares of common stock or such other equity securities for future sale or issuance, will have on the trading price of our common stock.

Our common stock ranks junior to the 5.75% Preferred Stock with respect to dividends and amounts payable in the event of our liquidation.

        Our common stock ranks junior to the 345,000 outstanding shares of 5.75% Preferred Stock with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up. Consequently, unless dividends have been paid or set aside for payment on all outstanding 5.75% Preferred Stock for all past dividend periods and the then-current dividend period, no dividends may be declared or paid on our common stock. In the event of our voluntary or involuntary liquidation, dissolution or winding-up, no distribution of our assets may be made to holders of our common stock until we have paid to holders of the 5.75% Preferred Stock a liquidation preference equal to $1,000.00 per share plus accrued and unpaid dividends. Furthermore, our board of directors has the authority to issue up to 655,000 additional shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices and liquidation preferences and, which may be superior to those of the common stock, without further vote or action by the stockholders.

If we were to experience an ownership change, we could be limited in our ability to use net operating losses arising prior to the ownership change to offset future taxable income.

        If we were to experience an "ownership change," as determined under section 382 of the Internal Revenue Code, our ability to offset taxable income arising after the ownership change with net operating losses (NOLs) arising prior to the ownership change would be limited, possibly substantially. An ownership change would establish an annual limitation on the amount of our pre-change NOLs we could utilize to offset our taxable income in any future taxable year to an amount generally equal to the value of our stock immediately prior to the ownership change multiplied by the long-term tax-exempt rate. We have not determined whether the sale of our common stock pursuant to this offering when combined with previous issuances of stock will result in an ownership change. If this offering or other issuances of stock within a three-year period result in an ownership change, our NOLs arising before such change would be limited in the manner described above.

USE OF PROCEEDS

        This prospectus relates to the offer and sale from time to time of up to an aggregate of 158,000,022 shares of common stock for the account of the selling stockholders referred to in this prospectus. We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders.

 DESCRIPTION OF CAPITAL STOCK

        The following summary is a description of the material terms of our capital stock. This summary is not meant to be complete and is qualified by reference to the applicable provisions of the Delaware General Corporation Law, which we refer to as the DGCL, our amended and restated certificate of incorporation, which we refer to as our certificate of incorporation, and our amended and restated bylaws, which we refer to as our bylaws. You are urged to read those documents carefully. Our certificate of incorporation and our bylaws are incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation by Reference."

Authorized Capital Stock

        Our authorized capital stock consists of 670,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of September 16, 2013, we had 414,612,789 shares of common stock and 345,000 shares of 5.75% Preferred Stock outstanding.

        Selected provisions of our organizational documents are summarized below, however, you should read the organizational documents, which are filed as exhibits to our periodic filings with the SEC and incorporated herein by reference, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

  Common Stock

        Voting rights.    Each share of common stock is entitled to one vote in the election of our directors and on all other matters submitted to a vote of our common stockholders. Our common stockholders do not have the right to cumulate their votes in the election of directors.

        Dividends, distributions and stock splits.    Holders of our common stock are entitled to receive dividends if, as and when such dividends are declared by our board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. Our existing debt arrangements restrict our ability to pay cash dividends.

        Liquidation.    In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of debts and other liabilities and making provision for any holders of preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of our common stock.

        Fully paid.    All shares of our common stock outstanding are fully paid and nonassessable.

        Other rights.    Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

  Preferred Stock

        Our board of directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by our common stockholders.

        One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of Halcón by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management.

The issuance of shares of the preferred stock by our board of directors may adversely affect the rights of the holders of our common stock. For example, preferred stock issued by us may rank superior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of our preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

        As of the date hereof, we have 345,000 shares of our 5.75% Preferred Stock, and no other shares of preferred stock, outstanding.

  5.75% Preferred Stock

        On June 18, 2013, we issued 345,000 shares of our 5.75% Preferred Stock in a registered public offering.

        Dividends.    Holders of shares of 5.75% Preferred Stock are entitled to receive, when, as and if declared by our board of directors, cumulative dividends at the rate of 5.75% per annum, which we refer to as the "dividend rate," on the $1,000.00 liquidation preference per share of the 5.75% Preferred Stock, payable quarterly in arrears on each dividend payment date. Dividends may be paid in cash or, where freely transferable by any non-affiliate recipient thereof, in shares of our common stock or a combination thereof, and are payable on March 1, June 1, September 1 and December 1 of each year.

        No Maturity.    The 5.75% Preferred Stock has no maturity date, is not redeemable by us at any time, and will remain outstanding unless converted by the holders or mandatorily converted by us as described below.

        Liquidation Preference; Conversion Rights.    Each share of 5.75% Preferred Stock has a liquidation preference of $1,000.00 per share and is convertible, at the holder's option at any time, initially into approximately 162.4431 shares of our common stock (which is equivalent to an initial conversion price of approximately $6.16 per share), subject to specified adjustments as set forth in the Certificate of Designations, Preferences, Rights and Limitations of 5.75% Preferred Stock, which we refer to as the "Certificate of Designations." Based on the initial conversion rate, approximately 56.0 million shares of our common stock would be issuable upon conversion of all the shares of 5.75% Preferred Stock.

        Mandatory Conversion.    On or after June 6, 2018, we may, at our option, give notice of our election to cause all outstanding shares of 5.75% Preferred Stock to be automatically converted into shares of our common stock at the conversion rate, if the closing sale price of our common stock equals or exceeds 150% of the conversion price for at least 20 trading days in a period of 30 consecutive trading days.

        Special Rights Upon a Fundamental Change.    If we undergo a fundamental change and a holder converts its shares of 5.75% Preferred Stock at any time beginning at the opening of business on the trading day immediately following the effective date of such fundamental change and ending at the close of business on the 30th trading day immediately following such effective date, the holder will receive, for each share of 5.75% Preferred Stock surrendered for conversion, a number of shares of our common stock equal to the greater of:

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  the sum of (i) the conversion rate and (ii) the make-whole premium, if any, as described below; and

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  the conversion rate which will be increased to equal (i) the sum of the $1,000.00 liquidation preference plus all accumulated and unpaid dividends to, but excluding, the settlement date for such conversion, divided by (ii) the average of the closing sale prices of our common stock for the five consecutive trading days ending on the third business day prior to such settlement date; provided that the prevailing conversion rate as adjusted pursuant to this bullet point will not exceed 292.3977 shares of our common stock per share of the 5.75% Preferred Stock (subject to adjustment in the same manner as the conversion rate).

        A "fundamental change" will be deemed to have occurred if any of the following occurs:

          (1)   a "person" or "group" within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of our board of directors;

          (2)   the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that any merger solely for the purpose of changing our jurisdiction of incorporation to the United States of America, any State thereof or the District of Columbia, and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity, shall not be a fundamental change;

          (3)   our common stock (or other common stock underlying the 5.75% Preferred Stock) ceases to be listed or quoted on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); or

          (4)   our stockholders approve any plan or proposal for the liquidation or dissolution of us.

        A transaction or transactions described in clause (1) or (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors), or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the 5.75% Preferred Stock becomes convertible into such consideration, excluding cash payments for fractional shares.

        Make-Whole Premium.    For shares of 5.75% Preferred Stock converted in accordance with the first bullet under "—Special Rights Upon a Fundamental Change" above, the number of additional shares, if any, by which the conversion rate will be increased in connection with a conversion following the date on which the fundamental change occurs or becomes effective, which we refer to as the "effective date," and prior to the special rights end date as described above will be determined by reference to the table below, based on the effective date and the price, or "stock price," paid (or deemed to be paid) per share of our common stock in such fundamental change. If holders of our common stock receive in exchange for their common stock only cash in the transaction constituting a fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the closing sale prices of our common stock on the five trading days immediately preceding, but excluding, the effective date of the fundamental change.

        The following table sets forth the number of additional shares that will be added to the conversion rate as described above for each stock price and effective date below:

	Stock Price(1)
Effective Date	$5.13	$6.16	$7.00	$8.00	$9.23	$10.00	$12.00	$14.00	$16.00	$18.00	$20.00	$25.00
June 18, 2013	32.4886	25.6606	20.0186	15.1540	10.9201	8.9454	5.3330	3.1165	1.7210	0.8377	0.2900	0.0000
June 6, 2014	32.4886	24.2450	18.7585	14.0724	10.0325	8.1656	4.7869	2.7425	1.4729	0.6781	0.1927	0.0000
June 6, 2015	32.4886	22.5384	17.1872	12.6859	8.8722	7.1388	4.0626	2.2501	1.1502	0.4784	0.0874	0.0000
June 6, 2016	32.4886	20.6300	15.3098	10.9436	7.3572	5.7809	3.1002	1.6120	0.7499	0.2459	0.0006	0.0000
June 6, 2017	32.4886	18.5867	13.0081	8.5205	5.0664	3.6795	1.6268	0.7045	0.2405	0.0177	0.0000	0.0000
June 6, 2018 and thereafter	32.4886	17.2396	10.7585	4.9380	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(1)
The stock prices set forth in the table above will be adjusted as of any date on which the conversion rate is adjusted. The adjusted stock prices will be equal to the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. In addition, the number of additional shares of common stock in the table will be adjusted at the same time, in the same manner in which, and for the same events for which, we must adjust the conversion rate.

  Limited Voting Rights

        Except as required by Delaware law, holders of the 5.75% Preferred Stock have no voting rights unless dividends are in arrears and unpaid for six or more quarterly periods. Until such arrearage is paid in full, the holders (voting as a single class with the holders of any other preferred stock having similar voting rights) will be entitled to elect two additional directors and the number of directors on our board of directors will increase by that same number.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

        Our certificate of incorporation, bylaws and the DGCL contain certain provisions that could discourage potential takeover attempts and make it more difficult for stockholders to change management or receive a premium for their shares.

        Delaware law.    Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns (or who is an affiliate or associate of the corporation and within a three-year period did own) 15% or more of the corporation's outstanding voting stock (which we refer to as an "interested stockholder") for a three-year period following the time the stockholder became an interested stockholder, unless:

  •
  prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

  •
  at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

  •
  mergers and consolidations with or caused by an interested stockholder;

  •
  sales or other dispositions of 10% or more of the assets of a corporation to an interested stockholder;

  •
  specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

  •
  other transactions resulting in a disproportionate financial benefit to an interested stockholder.

        The provisions of Section 203 of the DGCL do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders.

        Because our certificate of incorporation and bylaws do not include any provision to "opt-out" of Section 203 of the DGCL, the statute will apply to business combinations involving us.

        Charter and bylaw provisions.    Delaware law permits any Delaware corporation to classify its board of directors into as many as three (3) classes as equally as possible with staggered terms of office. After initial implementation of a classified board, one class will be elected at each annual meeting of the stockholders to serve for a term of three (3) years (depending upon the number of classes into which directors are classified) or until their successors are elected and take office. Our certificate of incorporation and bylaws provide for a classified board of directors divided into three (3) classes, with the number of directors in each class as nearly equal as possible and each class serving for a term of three (3) years or until their successors are elected and qualified. Under Delaware law, stockholders of a corporation with a classified board of directors may only remove a director "for cause" unless the certificate of incorporation provides otherwise. Our certificate of incorporation does not so provide and, accordingly, stockholders may only remove a director "for cause." Further, our bylaws provide that a majority vote of the holders of the outstanding shares entitled to vote at the meeting is required to effect such removal. The likely effect of the classification of the board of directors and the limitations on the removal of directors is an increase in the time required for the stockholders to change the composition of the board of directors. For example, because only approximately one-third of the directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of the our board of directors will need at least two annual meetings of stockholders to effect this change.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, 1717 Arch Street, Suite 1300, Philadelphia, PA 19103. Its phone number is (877) 830-4936.

SELLING STOCKHOLDERS

        The shares of our common stock covered by this prospectus are being offered by the selling stockholders listed in the table below. This prospectus will not cover subsequent sales of common stock purchased from a selling stockholder named in this prospectus.

        No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus to include additional selling stockholders upon provision of all required information to us and subject to the terms of the relevant agreement between us and the selling stockholders.

        The following table sets forth the maximum number of shares of our common stock to be sold by the selling stockholders. The table also sets forth the name of each selling stockholder, the nature of any position, office, or other material relationship which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock to be owned by such selling stockholders after completion of the offering.

        We prepared the table based on information provided to us by the selling stockholders. We have not sought to verify such information. Additionally, the selling stockholders may have sold or transferred some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling stockholders may also change over time.

        Except as otherwise indicated, each selling stockholder has sole voting and dispositive power with respect to such shares.

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Shares of Common Stock Being Offered Hereby	Shares of Common Stock Beneficially Owned After Completion of the Offering
Name of Selling Stockholder	Number	Percent(2)	Number	Number	Percent(2)
Petro-Hunt Holdings, LLC(3)	103,741,278	25.0%	103,741,278	—	*
Pillar Holdings, LLC(3)	5,059,715	1.2%	5,059,715	—	*
CPP Investment Board PMI-2 Inc.(4)	43,885,366	10.6%	43,885,366	—	*
Canada Pension Plan Investment Board(5)	11,811,387	2.8%	5,313,663	6,497,724	1.6%

*
Less than 1%

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act.

(2)
Calculated based on 414,612,789 shares of our common stock outstanding on September 16, 2013. Because the selling stockholders are not obligated to sell all or any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number or percentage of shares of our common stock that will be held by any selling stockholder upon completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the applicable selling stockholder.

(3)
The William Herbert Hunt Trust Estate ("WHHTE") does not directly own any of our common stock; however, as the sole member of Petro-Hunt Holdings, LLC, WHHTE may be deemed to indirectly beneficially own the common stock held of record by Petro-Hunt Holdings, LLC. The business address for Petro-Hunt Holdings, LLC, Pillar Holdings, LLC and WHHTE is 1601 Elm Street, Suite 3400, Dallas, Texas 75201. Pursuant to the terms of a Reorganization and

  Interest Purchase Agreement dated October 19, 2012 with Petro-Hunt Holdings, LLC and Pillar Holdings, LLC, Halcón agreed to cause one individual designated by them to be elected or appointed to Halcón's board of directors, subject to Halcón's reasonable approval, for so long as they beneficially own at least 5% of Halcón's common stock.

(4)
CPP Investment Board PMI-2 Inc. ("CPPIB PMI-2") and Canada Pension Plan Investment Board ("CPPIB") have the shared power to vote or direct the vote and the disposition of the 43,885,366 shares of Halcón common stock held by CPPIB PMI-2. The business address of CPPIB PMI-2 is One Queen Street East, Suite 2500, Toronto, ON M5C 2W5. Pursuant to the terms of the Stockholders Agreement dated December 6, 2012 between Halcón and CPPIB PMI-2, as long as CPPIB PMI-2 and its affiliates beneficially own at least 5% of Halcón's outstanding common stock, Halcón will recommend to its stockholders the election of one designee of CPPIB PMI-2 to Halcón's board of directors, subject to the satisfaction of certain conditions. Under certain circumstances specified in the Stockholders Agreement, CPPIB PMI-2 will be entitled to designate two members of Halcón's board of directors, subject to certain conditions.

(5)
Includes beneficial ownership of 6,497,724 shares of common stock issuable upon conversion of 40,000 shares of 5.75% Preferred Stock held by CPPIB. CPPIB has the sole power to vote or direct the vote and dispose of the shares owned by it and the shared power to vote or direct the vote and the disposition of the 43,885,366 shares of Halcón common stock held by CPPIB PMI-2. The business address of CPPIB is One Queen Street East, Suite 2500, Toronto, ON M5C 2W5.

PLAN OF DISTRIBUTION

        The shares of common stock listed in the table appearing under "Selling Stockholders" are being registered to permit public secondary trading of these shares by the holders of such shares from time to time after the date of this prospectus. There can be no assurance that any selling stockholders will sell any or all of the common stock offered hereby. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. We will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents.

        The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

  •
  on any national securities exchange or over-the-counter market on which the shares of common stock may be listed or quoted at the time of sale;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  in transactions otherwise than on such exchanges or in the over-the-counter market;

  •
  through a combination of any such methods; or

  •
  through any other method permitted under applicable law.

        In addition, selling stockholders may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made pursuant to this prospectus. For example, the selling stockholders may:

  •
  enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with selling stockholders;

  •
  sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

  •
  write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

  •
  enter into option transactions or other types of transactions that require the selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

  •
  lend or pledge the shares to a broker, dealer or other financial institution, which may sell the shares under this prospectus.

        In effecting sales, brokers-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate. If the selling stockholders effect such transactions by selling the common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the common stock for whom they may act as agent or to whom they may sell as principal. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        The selling stockholders and any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an "underwriter" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation.

        In order to comply with the securities laws of some states, the shares sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

        Underwriters, dealers and agents who participate in the distribution of securities and their controlling persons may be entitled, under agreements that may be entered into with us, to indemnification by us and the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents and their controlling persons may be required to make in respect of those liabilities.

        Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot offered securities, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of offered securities in the open market after the distribution has been completed to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

        The validity of the issuance of the common stock covered by this prospectus has been passed upon for us by Mayer Brown LLP, Houston, Texas.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from Halcón Resources Corporation's Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Halcón Resources Corporation's internal control over financial reporting as of December 31, 2012, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Halcón Resources Corporation as of December 31, 2011, and for each of the two fiscal years in the period ended December 31, 2011, incorporated in this prospectus by reference to Halcón Resources Corporation's Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report therein and incorporated herein by reference. Such consolidated financial statements have been so incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The statements of revenues and direct operating expenses of the Williston Basin Assets purchased by Halcón for each of the three fiscal years in the period ended December 31, 2011 have been audited by UHY LLP, an independent registered public accounting firm, as stated in their report incorporated herein by reference. Such financial statements have been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The statement of revenues and direct operating expenses of the East Texas Assets purchased by Halcón for the period from February 1, 2011 to December 31, 2011 has been audited by UHY LLP, an independent registered public accounting firm, as stated in their report incorporated herein by reference. Such financial statements have been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The audited financial statements of SBE Partners LP and the audited financial statements of GeoResources, Inc. incorporated by reference in this prospectus have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference. Such financial statements have been so incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The estimated reserve evaluations and related calculations of Netherland, Sewell & Associates, Inc., an independent reserve engineering firm, incorporated by reference in this prospectus have been so incorporated in reliance upon such report given on the authority of such firm as experts in reserve engineering.

        The estimated reserve evaluations and related calculations of Forrest A. Garb & Associates, Inc., an independent reserve engineering firm, incorporated by reference in this prospectus have been so incorporated in reliance upon such report given on the authority of such firm as experts in reserve engineering.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web page site at www.sec.gov. You also may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "HK."

INCORPORATION BY REFERENCE

        We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information we file later with the SEC will automatically supersede the information contained or incorporated by reference herein. Any information furnished to the SEC under Items 2.02 or 7.01 or the exhibits relating to furnished items are not incorporated into or made part of this prospectus. You should not assume that the information included or incorporated by reference in this prospectus is current as of any date other than the date of the respective documents. We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

  •
  our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013 and June 30, 2013;

  •
  our Current Reports on Form 8-K filed with the SEC on January 15, 2013, January 23, 2013, January 30, 2013, March 4, 2013, March 8, 2013, April 3, 2013, May 8, 2013, May 14, 2013, May 29, 2013, June 12, 2013, June 17, 2013, June 18, 2013, July 10, 2013, August 7, 2013, and August 13, 2013; and

  •
  the description of our common stock contained in the registration statement in Form 8-A filed with the SEC on March 21, 2012.

        The audited financial statements for GeoResources and its subsidiaries and for SBE Partners, LP for the years ended December 31, 2011 and 2010 are incorporated herein by reference to Exhibits 99.3 and 99.4, respectively, to our Current Report on Form 8-K/A filed with the SEC on September 11, 2012. The unaudited interim financial statements for GeoResources and its subsidiaries for the three and six month periods ended June 30, 2012 and 2011 are incorporated herein by reference to Exhibit 99.6 to our Current Report on Form 8-K/A filed with the SEC on September 11, 2012.

        The statements of revenues and direct operating expenses for the East Texas Assets for the period from February 1, 2011 through December 31, 2011 are incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on June 25, 2012. The statements of revenues and direct operating expenses for the East Texas Assets for the three and six months ended June 30, 2012 are incorporated herein by reference to Exhibit 99.1 to our Current Report on Form 8-K/A filed with the SEC on August 24, 2012.

        The statements of revenues and direct operating expenses for the Williston Basin Assets for the three years in the period ended December 31, 2011 are incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on October 22, 2012. The statements of revenues and direct operating expenses for the Williston Basin Assets for the three and nine months ended September 30, 2012 and 2011 are incorporated herein by reference to Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on December 11, 2012.

        Any additional information that we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the delivery of this filing and that is deemed "filed" with the SEC, will automatically update and supersede this information and be automatically incorporated by reference herein. You may request a copy of all incorporated filings at no cost, by making written or telephone requests for such copies to:

Halcón Resources Corporation
Attention: Investor Relations
1000 Louisiana, Suite 6700
Houston, Texas 77002
Phone: (832) 538-0300
investorrelations@halconresources.com

        You should rely only on the information incorporated by reference or provided in this filing. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone else to provide you with any information.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The expenses of this offering (all of which are to be paid by the registrant) are estimated to be as follows:

SEC registration fee	$101,510
Legal fees and expenses	50,000
Accounting fees and expenses	75,000
Engineering fees and expenses	—
Printing expenses	10,000
Miscellaneous	5,000

TOTAL	$241,510

Item 15.    Indemnification of Officers And Directors

        Article Seventh of our amended and restated certificate of incorporation and Article VII of our amended and restated bylaws provide for indemnification of our officers and directors, as well as our employees and agents, to the extent authorized by the DGCL. Pursuant to Section 145 of the DGCL, we generally have the power to indemnify our current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any charter provision, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to actions in such person's official capacity and as to action in another capacity while holding such office.

        We also have the power to purchase and maintain insurance for such directors and officers. Section 145 of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him.

        We have also entered into individual indemnification agreements with our directors and executive officers. These agreements indemnify those directors and officers to the fullest extent permitted by law against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of Halcón.

Item 16.    Exhibits And Financial Statement Schedules

(a)
Exhibits.

        The attached Exhibit Index is incorporated herein by reference

Item 17.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

              (i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B and relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 27, 2013.

HALCÓN RESOURCES CORPORATION
By:	/s/ FLOYD C. WILSON
	Name:	Floyd C. Wilson
	Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Floyd C. Wilson and Mark J. Mize, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities indicated below on September 27, 2013.

Signature	Title

/s/ FLOYD C. WILSON Floyd C. Wilson	Chairman of the Board, Director and Chief Executive Officer (Principal Executive Officer)
/s/ MARK J. MIZE Mark J. Mize	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ JOSEPH S. RINANDO, III Joseph S. Rinando, III	Vice President and Chief Accounting Officer (Principal Accounting Officer)
/s/ TUCKER S. BRIDWELL Tucker S. Bridwell	Director

Signature	Title

/s/ JAMES W. CHRISTMAS James W. Christmas	Director
/s/ THOMAS R. FULLER Thomas R. Fuller	Director
/s/ KEVIN E. GODWIN Kevin E. Godwin	Director
/s/ DAVID S. HUNT David S. Hunt	Director
/s/ JAMES L. IRISH III James L. Irish III	Director
/s/ DAVID B. MILLER David B. Miller	Director
/s/ DANIEL A. RIOUX Daniel A. Rioux	Director
/s/ STEPHEN P. SMILEY Stephen P. Smiley	Director
/s/ MICHAEL A. VLASIC Michael A. Vlasic	Director
/s/ MARK A. WELSH IV Mark A. Welsh IV	Director

EXHIBIT INDEX

Exhibit Number	Description
2.1	Securities Purchase Agreement dated December 21, 2011 by and between RAM Energy Resources, Inc. and Halcón Resources LLC (incorporated by reference to Exhibit 2.1 to the current report on Form 8-K filed by Halcón Resources Corporation on December 22, 2011).
2.1.1
First Amendment to Securities Purchase Agreement dated January 4, 2012 by and between RAM Energy Resources, Inc. and Halcón Resources LLC (incorporated by reference to Exhibit 2.1.1 to the current report on Form 8-K filed by Halcón Resources Corporation on January 5, 2012).
2.2
Agreement and Plan of Merger, dated as of April 24, 2012 by and among Halcón Resources Corporation, Leopard Sub I, Inc., Leopard Sub II, LLC and GeoResources, Inc. (incorporated by reference to Exhibit 2.1 to the current report on Form 8-K filed by Halcón Resources Corporation on April 25, 2012).
2.3
Agreement of Sale and Purchase dated May 8, 2012 between NCL Appalachian Partners, L.P. and Halcón Energy Properties, Inc. (incorporated by reference to Exhibit 2.1 to the current report on Form 8-K filed by Halcón Resources Corporation on July 2, 2012).
2.4
Purchase and Sale Agreement dated June 5, 2012, among CH4 Energy II, LLC, PetroMax Leon, LLC and Petro Texas LLC and Halcón Energy Properties, Inc., and joined by PetroMax Operating Co., Inc. (incorporated by reference to Exhibit 2.1 to the current report on Form 8-K filed by Halcón Resources Corporation on August 7, 2012).
2.5
Reorganization and Interest Purchase Agreement dated October 19, 2012 by and among Halcón Energy Properties, Inc., Petro-Hunt, L.L.C. and Pillar Energy, LLC (incorporated by reference to Exhibit 2.1 to the current report on Form 8-K filed by Halcón Resources Corporation on October 22, 2012).
3.1
Amended and Restated Certificate of Incorporation of RAM Energy Resources, Inc. dated February 8, 2012 (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed by Halcón Resources Corporation on February 9, 2012).
3.2
Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Halcón Resources Corporation, effective as of February 10, 2012 (incorporated by reference to Exhibit 3.2 to the current report on Form 8-K filed by Halcón Resources Corporation on February 9, 2012).
3.3
Fourth Amended and Restated Bylaws of Halcón Resources Corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed by Halcón Resources Corporation on November 6, 2012).
3.4
Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Halcón Resources Corporation, dated January 17, 2013 (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed by Halcón Resources Corporation on January 23, 2013).
3.5
Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Halcón Resources Corporation, effective May 23, 2013 (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed by Halcón Resources Corporation on May 29, 2013).
3.6
Certificate of Designations, Preferences, Rights and Limitations of 5.75% Series A Convertible Perpetual Preferred Stock of Halcón Resources Corporation (incorporated by reference to Exhibit 3.1 of the current report on Form 8-K filed by Halcón Resources Corporation on June 18, 2013).

Exhibit Number		Description
4.1		Specimen common stock certificate of Halcón Resources Corporation (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-4 filed by Halcón Resources Corporation on May 18, 2012).
4.2
Registration Rights Agreement dated December 6, 2012 by and among Halcón Resources Corporation and Petro-Hunt Holdings, LLC and Pillar Holdings, LLC (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed by Halcón Resources Corporation on December 11, 2012).
4.3
Registration Rights Agreement dated as of August 1, 2012, among CH4 Energy II, LLC, PetroMax Leon, LLC and Petro Texas LLC and Halcón Resources Corporation (subsequently joined by U.S. King King LLC) (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed by Halcón Resources Corporation on August 7, 2012).
4.4
Stockholders Agreement dated December 6, 2012, between Halcón Resources Corporation and CPP Investment Board PMI-2 Inc. (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K filed by Halcón Resources Corporation on December 11, 2012).
4.5
Registration Rights Agreement, dated February 8, 2012, between the Company and HALRES LLC (formerly Halcón Resources, LLC) (incorporated by reference to Exhibit 4.3 to the current report on Form 8-K filed by Halcón Resources Corporation on February 9, 2012).
4.5.1
First Amendment to Registration Rights Agreement dated December 6, 2012, between Halcón Resources Corporation and HALRES LLC (formerly Halcón Resources LLC) (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed by Halcón Resources Corporation on December 11, 2012).
4.6
Waiver, dated July 3, 2013, relating to Registration Rights Agreement dated December 6, 2012 by and among Halcón Resources Corporation and Petro-Hunt Holdings, LLC and Pillar Holdings, LLC (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Halcón Resources Corporation on July 10, 2013).
4.7
Convertible Promissory Note dated February 8, 2012, between Halcón Resources Corporation and HALRES LLC (formerly Halcón Resources LLC) (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by Halcón Resources Corporation on February 9, 2012).
4.8
Warrant Certificate dated February 8, 2012, between Halcón Resources Corporation and HALRES LLC (formerly Halcón Resources LLC) (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by Halcón Resources Corporation on February 9, 2012).

5.1	*	Opinion of Mayer Brown LLP regarding the validity of the common stock being registered

23.1	*	Consent of Deloitte & Touche LLP

23.2	*	Consent of UHY LLP

23.3	*	Consent of Grant Thornton LLP

23.4	*	Consent of Netherland Sewell & Associates, Inc.

23.5	*	Consent of Forrest A. Garb & Associates, Inc.

23.6	*	Consent of Mayer Brown LLP (included in its opinion filed herewith as Exhibit 5.1)

24.1	*	Power of Attorney (included in Part II as a part of the signature page of the Registration Statement)

*
Filed herewith.